Exhibit 99.8.93

Trust Fund/SERV Agreement

This Trust Fund/SERV Agreement is made as of October 21, 2024, by and between Saturna Brokerage Services, Inc., (the “Fund Agent”) with its principal place of business in Bellingham, WA, and American United Life Insurance Insurance Company (the “Insurance Company”) with its principal place of business in Indianapolis, In.

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

“Funds” shall mean the open-end management investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”), for which the Fund Agent serves as principal underwriter and distributor.

“Client-shareholders” shall mean those clients of the Insurance Company who have entered into agreement with the Insurance Company and who maintain an interest in an account with the Funds registered in the name of the Insurance Company.

WHEREAS, the Insurance Company is (i) an Insurance Insurance Company, (ii) a Trust Department of a Commercial Bank, or (iii) an entity performing services for a trust who acts in a fiduciary capacity on behalf of the Client-shareholders.

WHEREAS, the Fund Agent is the principal underwriter or distributor for the Funds;

WHEREAS, the Insurance Company, possesses the authority to act on behalf of its Client-shareholders of the Funds;

WHEREAS, the Insurance Company and the Fund Agent (i) are members of the National Securities Clearing Corporation (“NSCC”) or otherwise have access to the NSCC’s Fund/SERV system, and (ii) desire to participate in Fund/SERV with each other;

WHEREAS, Fund/SERV permits the transmission of Shareholder trade and registration data between the Insurance Company Separate Account and the Funds;

WHEREAS, this Agreement shall inure to the benefit of and shall be binding upon the undersigned and each such entity shall be either the Fund Agent or Insurance Company (each, a “Party” or collectively, the “Parties”) for purposes of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Fund Agent and the Insurance Company hereby agree as follows:

I. OBLIGATIONS OF THE FUND AGENT

1.            Transactions Subject to Fund/SERV. On each business day that the New York Stock Exchange is open for business and on which the Funds determine their per share net asset values (“Business Day”), the Fund Agent shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, and registration instructions from the Insurance Company electronically through Fund/SERV (“Instructions”) without supporting documentation from the Client-shareholder in accordance with the terms and conditions set forth in the Statement of Operating Procedures attached hereto as Appendix 1. On each Business Day, the Fund Agent shall accept for processing any Instructions from the Insurance Company and shall process such Instructions in a timely manner.

2.            Performance of Duties. The Fund Agent shall perform any and all duties, functions, procedures and responsibilities assigned to it under this agreement and as otherwise established by the NSCC. The Fund Agent shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Fund Agent shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV; (b) the then current prospectuses and statements of additional information of the Funds; and (c) any provision relating to Fund/SERV in any agreement between the Fund Agent and the Underwriter that would affect the Fund Agent’s duties and obligations pursuant to this Agreement.

3.            Accuracy of Information, Transmissions Through, and Access to Fund/SERV. Confirmed trades and any other information provided by the Fund Agent to the Insurance Company through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC. The Fund Agent shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Fund Agent.

4.            Notice of Prospectus and Statement of Additional Information Revisions. The Fund Agent shall provide the Insurance Company with reasonable notice of any material revisions to the Funds’ prospectuses and statements of additional information as are necessary to enable the Insurance Company to fulfill its obligations under this Agreement.

II. OBLIGATIONS OF THE INSURANCE COMPANY

1.            Transactions Subject to Fund/SERV. Insurance Company certifies that all Instructions delivered to Fund Agent on any Business Day shall: (a) be in accordance with Rule 22c-1 and other applicable rules adopted under the Investment Insurance Company Act, as amended, the Fund’s prospectus, and this Agreement; and (b) have been received by the Insurance Company from the Client-shareholder by the close of trading (currently 4:00 p.m. New York time) on the New York Stock Exchange (the “Close of Trading”) on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Fund Agent on the next Business Day. Insurance Company further certifies that: (y) all such Instructions received by it from a Client-shareholder by the Close of Trading on any Business Day will be delivered to Fund Agent on such Business Day; and (z) it has adopted and implemented and will monitor its compliance with procedures reasonably designed to prevent violations of relevant law, applicable regulations, and the Fund’s prospectus requirements with respect to, late trading, market timing and abusive trading practices.

2.            Performance of Duties. The Insurance Company shall perform any and all duties, functions, procedures and responsibilities assigned to it under this agreement and as otherwise established by the NSCC. The Insurance Company shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Insurance Company shall conduct each of the forgoing activities in a competent manner and in compliance with: (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV; (b) the applicable Fund’s prospectus; and (c) any provisions relating to Fund/SERV in any agreement between the Insurance Company and Fund Agent that would affect the Insurance Company’s duties and obligations pursuant to this Agreement.

3.            Accuracy of Information, Transmissions Through, and Access to Fund/SERV. Trade, registration and, if applicable, broker/dealer information provided by the Insurance Company to the Fund Agent through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC. All instructions by the Insurance Company regarding each Fund/SERV account shall be true and correct and will have been duly authorized by the Client-shareholder. The Insurance Company shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Insurance Company.

4.            Information Relating to Fund/SERV Transactions. For each Fund/SERV transaction, including transactions establishing a Client-shareholder account with the Fund Agent, the Insurance Company shall provide the Funds and the Fund Agent with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information) which the Insurance Company hereby certifies is and shall remain true and correct. The Insurance Company shall maintain documents required by the Funds or by applicable law, rules or regulations to effect Fund/SERV transactions.

5.            As-Of Transactions. Processing errors which result from any delay or error caused by the Insurance Company may be adjusted through Fund/SERV by the Insurance Company by the necessary transactions on an as-of basis and the cost to the Fund or Fund Agent of such transactions shall be borne by the Insurance Company; provided however, prior authorization must be obtained from the Fund Agent if the transaction is back dated more than five days or to a previous calendar year.

6.            Trade Confirmation. Any information provided by the Fund Agent to the Insurance Company electronically through Fund/SERV and pursuant to this Agreement, shall satisfy the delivery obligations as outlined by SEC Rule 10b-10 and, as such, the Fund Agent has the informed consent of the Insurance Company to suppress the delivery of this information using paper-media. The Insurance Company will promptly verify accuracy of confirmations of transactions and records received by the Fund Agent through Fund/SERV.

7.            Shareholder Reports and Other Documents; Solicitation of Proxies. The Insurance Company shall timely deliver to each Client-shareholder all reports and other documents provided to it by the Funds or the Fund Agent as is required by applicable securities law and the Insurance Company Agreement with the Client-shareholder, provided that the Insurance Company has timely received copies of such reports and/or documents. The Fund Agent and the Insurance Company shall cooperate with each other in the solicitation and voting of proxies on behalf of the Funds according to the Insurance Company’s fiduciary responsibility as written in the trust agreement or as required by state law or Federal Regulation.

8.            Agreement to Provide Client Information.

Client Information.

(a) Agreement to Provide Information. Insurance Company agrees to provide the Fund Agent, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholders) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Insurance Company during the period covered by the request.

(b) Period Covered by Request. Requests must set forth a specific period, not to exceed 90 calendar days from the date of the request, for which transaction information is sought. The

Fund may request transaction information older than 90 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(c) Form and Timing of Response. The Insurance Company agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Paragraph 8(a) above. If requested by the Fund or its designee. The Insurance Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Paragraph 8(a) above is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Paragraph 8(a) above for those Shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. The Insurance Company additionally agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(d) Limitations on Use of Information. The Fund Agent agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Insurance Company.

(e) Agreement to Restrict Trading. The Insurance Company agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through The Insurance Company’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(i) Form of Instructions. Instructions between the Parties to restrict or prohibit further purchases or exchanges of Fund Shares must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii) Timing of Response. The Insurance Company agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by The Insurance Company.

(iii) Confirmation by The Insurance Company. The Insurance Company must provide written confirmation to the Fund that instructions have been executed. The Insurance Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(f)  Definitions. For purposes of this Paragraph 8 of Section II of this Agreement:

(i) The term “Fund” also includes the Fund Agent and the Fund’s transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

(ii) The term “Shares” means the interest of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by The Insurance Company.

(iii) The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by The Insurance Company in nominee name.

(iv) The term “written” includes electronic writings and facsimile transmissions.

(v) The term “Insurance Company” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.

(vi) The term “purchase” does not include automatic reinvestment of dividends.

(vii) The term “promptly” shall mean as soon as practicable but in no even later than five (5) business days from Insurance Company’s receipt of the request for information from the Fund or its designee.

III. OBLIGATION OF ALL PARTIES

1.            Confidentiality. Each undersigned Party (the “Receiving Party”) understands and acknowledges that the other Party (the “Disclosing Party”) has disclosed or may disclose information relating to the development of certain ideas which to the extent previously, presently, or subsequently disclosed to the Receiving Party is hereinafter referred to as “Proprietary Information” of the Disclosing Party. Proprietary Information shall include, but is not limited to, “non-public personal information,” as that term is defined under Regulation S-P, of the Disclosing Party’s directors, officers, employees, and customers. Receiving Party shall hold and maintain the Confidential Information in strictest confidence for the sole and exclusive benefit of the Disclosing Party. Receiving Party shall carefully restrict access to Proprietary Information to employees, contractors and third parties as is reasonably required and shall require those persons to sign nondisclosure restrictions at least as protective as those in this Agreement. Receiving Party shall not, without prior written approval of Disclosing Party, use for Receiving Party’s own benefit, publish, copy, or otherwise disclose to others, or permit the use by others for their benefit or to the detriment of Disclosing Party, any Proprietary Information. Receiving Party shall return to Disclosing Party any and all records, notes, and other written, printed, or tangible materials in its possession pertaining to Proprietary Information immediately if Disclosing Party requests it in writing. Receiving Party’s obligations under this Agreement do not extend to information that is:

(a) publicly known at the time of disclosure or subsequently becomes publicly known through no fault of the Receiving Party; (b) discovered or created by the Receiving Party before disclosure by Disclosing Party; (c) learned by the Receiving Party through legitimate means other than from the Disclosing Party or Disclosing Party’s representatives; (d) is disclosed by Receiving Party with Disclosing Party’s prior written approval; or (e) was ordered to be released pursuant to a court order, subpoena, or request of a law enforcement, regulatory, or self-regulatory agency.

2.            Anti-Money Laundering Compliance. Each Party to this Agreement represents and warrants that it is in compliance and will continue to comply with applicable anti-money laundering laws and rules thereunder and that it has adopted policies and procedures that are reasonably designed to ensure its compliance with such laws and regulations.

3.            Insurance. At all times each Party shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder and under applicable law. Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of the Party’s employees.

4.            Reimbursements of Overpayments. In the event that a Party makes an overpayment to the other Party, the overpaid Party shall promptly repay such overpayment to the overpaying Party, with such repayment to be no more than fifteen (15) days after the overpaid Party receives notice of such overpayment. For purpose of this Paragraph 4, the term “Party” shall include the Funds with respect to the Fund Agent as a Party.

IV. INDEMNIFICATION

1.            Fund Agent. The Fund Agent shall indemnify and hold harmless the Insurance Company, and each of the Insurance Company’s divisions, subsidiaries, directors, officers, agents, employees and assigns of each of the foregoing, against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Fund Agent) to which any of them may be or become subject to as a result or arising out of (a) any negligent act or omission by the Funds, the Fund Agent or its agents relating to Fund/SERV provided the Insurance Company has not acted negligently; (b) any breach of the Fund Agent’s representations or warranties contained in this Agreement; or (c) the Fund Agent’s failure to comply with any of the terms of this Agreement.

2.            Insurance Company. The Insurance Company shall indemnify and hold harmless the Funds, the Fund Agent, the Funds’ investment adviser and administrator, the Funds’ custodian, each of their affiliated companies, and all of the divisions, subsidiaries, directors, trustees, officers, agents, employees and assigns of each of the foregoing, against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Insurance Company) to which any of them may be or become subject to as a result or arising out of (a) any negligent act or omission by the Insurance Company, the Trust’s correspondents, or their agents relating to Fund/SERV, provided the Fund Agent has not acted negligently; (b) any breach of the Insurance Company’s representations or warranties in this Agreement; (c) the failure of the Insurance Company or the Trust’s correspondents to comply with any of the terms of this Agreement; or (d) the Fund Agent’s acceptance of any transaction or account maintenance information from the Insurance Company through Fund/SERV including any fraudulent or unauthorized transaction by either the Insurance Company or the Client-shareholder.

3.            Limitations of Damages. Notwithstanding anything to in this Agreement to the contrary, no Party shall be liable to the other Party for any consequential, special, indirect, incidental, exemplary, or punitive damages, liabilities, or losses.

4.            Notice and Opportunity to Defend. If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any Party indemnified hereto with respect to which such Party (“Indemnified Party”) may make a claim against any other Party hereto (“Indemnifying Party”) pursuant to this Section IV (Indemnification), then the Indemnified Party shall give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party. Thereafter, the Indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim or demand; provided, however, that: (a) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (b) the Indemnified Party shall have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and shall cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (c) the Indemnifying Party shall not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party shall within a reasonable time fail to contest or defend any such claim properly notified by such Indemnified Party, then the Indemnified Party may, in its own discretion, defend or settle the claim. Such Indemnifying Party shall pay the Indemnified Party’s reasonable attorney fees, expenses, and other indemnification obligations incurred in the course of defending or settling the claim itself in addition to any judgment rendered or sought to be enforced against such Indemnified Party with respect to such claim. Further, if any judgment is rendered or enforcement is so sought against such Indemnified Party with respect to a claim for which it is entitled to indemnification under this Agreement, such Indemnified Party shall offer the Indemnifying Party the opportunity to contest, defend, or appeal such claim, as the case may be, and if the Indemnifying Party shall not so contest, defend, or appeal such claim, the Indemnified Party shall have the right to contest, defend, appeal, or settle such claim and seek indemnification against the indemnifying Party pursuant to the terms hereof.

V. MISCELLANEOUS

1.            Effective Date of Agreement. This Agreement shall become effective on the date first above written.

2.            Entire Agreement; Amendment. This Agreement, including any document explicitly incorporated herein by reference and any written supplemental agreement between the Fund Agent and the Firm, shall contain the full understanding of the Parties with respect to the subject matter hereof and shall supersede any other previous agreement or understanding of the Parties relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless in writing and signed by duly authorized representatives of the Fund Agent and the Firm. Neither the course of conduct between the Parties nor trade usage shall act to modify or alter the provisions of this Agreement. This Agreement may be amended at any time by mutual agreement of both Parties.

3.            Termination. This Agreement shall continue in effect until terminated. The Fund Agent or Insurance Company may terminate this agreement at any time by written notice to the other 30 days prior to the termination date, but such termination shall not affect the payment or repayment of fees on transactions, if any, prior to the termination date. The obligations of the Parties under Section III, Paragraph 1 (Confidentiality) and Section IV (Indemnification) of this Agreement shall survive the termination of this Agreement with respect to any transactions occurring, or circumstances arising out of any information provided or omitted, or other actions or omissions to act, before the effective date of any termination hereof.

4.            Conflicting Agreements. Any understanding between the Fund Agent and the Insurance Company relating to Fund/SERV that is inconsistent with this Agreement shall be null and void. Nothing contained in this Agreement, however, shall be construed to limit or restrict either Party’s compliance with any law, regulation or order to which the Party is subject or to prevent the Parties from supplementing this Agreement by agreeing to additional duties, obligations, representations, warranties and/or higher standards of care with respect thereto.

5.            Headings; Interpretation. The paragraph headings contained in this Agreement are reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to the Party or Parties responsible for its preparation, and shall be deemed to have been prepared collectively by the Parties. Any ambiguity or uncertainty arising herein shall not be interpreted or construed against any party hereto on the basis that a Party prepared or drafted a particular provision of this Agreement.

6.            Waiver. The failure of a Party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

7.            Assignment. Neither the Fund Agent nor the Insurance Company may assign this Agreement without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void; provided, however, a change in control of either Party shall not constitute an assignment of this Agreement.

8.            Law. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of New York without giving effect to the conflict-of-law provisions thereof.

9.            Severability. If any provision of this Agreement is held to be invalid, the remaining provisions of this Agreement shall continue to be valid and enforceable.

10.            Notice. Any notice or amendment required or permitted hereunder shall be in writing and shall be given by personal service, mail, or facsimile to the other Party at the address set forth below (or such other address as the Fund Agent or the Insurance Company may specify by written notice to the other). Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile, whichever occurs first at:

Insurance Company:

American United Life Insurance Company
1 American Square
Indianapolis, In 46206

Fund Agent:	Saturna Brokerage Services, Inc.
1300 North State Street
Bellingham, WA 98225

With copies to:
Chief Legal Officer
Saturna Capital Corporation

1300 North State Street
Bellingham, WA 98225

11.            No Agency or Sale of Securities. Except for the limited purpose of receiving orders for Fund transactions from the Insurance Company’s Client-shareholders as described in this Agreement and sole for the purpose of these activities contemplated by this Agreement, neither Party shall be authorized to act for or represent the other or in any way be deemed an agent or partner of the other. The services contemplated by this Agreement do not constitute the sale of securities between the parties.

12.            Arbitration. In the event of a dispute between the Fund Agent and Insurance Company with respect to this Agreement including any claim or controversy arising out of or related in any way to this Agreement or the breach, termination, enforcement, interpretation or validity therefore, including the determination of the scope and applicability of this agreement to arbitrate, and in the event the Parties are unable to resolve the dispute between them, such dispute shall be settled by final and binding arbitration in accordance with the then-existing Industry FINRA Code of Arbitration Procedure (“FINRA Code”). The Parties agree that, to the extent permitted by the FINRA Code, the arbitrator(s) shall be selected from the securities industry. The venue will for any such arbitration will be New York, NY.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

Saturna Brokerage Services, Inc.	American United Life Insurance Company

By:	By:
/s/ Chris Fankhauser

Name: Chris Fankhauser	Name:
Title: COO, Director	Title:

Appendix 1

Statement of Operating Procedures
Trust Level Processing

This Statement of Operating Procedures defines the account relationships for Trust Level Processing. The Insurance Company will determine the account relationships in coordination with Fund Agent.

Setup #1 — Fund Account without a Defined Broker-Dealer Relationship

Under Setup #1, the Funds will accept trades and settlements through Fund/SERV directly from the Insurance Company. Registrations for Setup #1 shall be in the following format:

Registration:	Trust Co. FBO Client-Shareholder Trust Co. Address
Clearing/Settling Broker:	Insurance Company
Insurance Company:	Defined on Account
Agent for Firm (Executing Broker):	None

Setup #2 — Fund Account with a Defined Broker-Dealer Relationship

Provided that: (i) the Insurance Company contacts Fund Agent (via the standard two-day report) and (ii) there is an existing selling-dealer agreement between the broker-dealer and Fund Agent, the Insurance Company may use Setup #2 to list an broker-dealer agent on the registration. Under Setup #2, the Funds accepts trades and settlements through Fund/SERV directly from the Insurance Company and will provide duplicate transaction information to the broker-dealer.

Registrations for Setup #2 shall be in the following format:

Registration:	Trust Co. FBO Client-Shareholder Trust Co. Address
Clearing/Settling Broker:	Insurance Company
Insurance Company:	Defined on Account
Agent for Firm (Executing Broker):	Defined on Account